Exhibit 99.3

FOR IMMEDIATE RELEASE

CCC INFORMATION SERVICES GROUP INC. ANNOUNCES

AGREEMENT TO BE ACQUIRED BY INVESTCORP

—CCC Stockholders to Receive $26.50 Per Share in Cash—

CHICAGO, September 22, 2005—CCC Information Services Group Inc. (Nasdaq: CCCG), a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries, announced today that it has signed a definitive agreement to be acquired by an affiliate of Investcorp, the global investment group. Under the terms of the agreement, CCC stockholders will receive $26.50 in cash for each share of CCC common stock, representing a 10.3% premium over the average closing price of CCC’s stock for the last 90 trading days. The fully diluted equity value of the transaction is approximately $495 million.

“This transaction delivers excellent value to CCC Information Services stockholders, and we look forward to pursuing with Investcorp a range of opportunities that lie ahead for our Company,” said Githesh Ramamurthy, Chairman and CEO of CCC. “The successful completion of this transaction, combined with our tender offer in 2004, will result in our having returned approximately $700 million to our stockholders. This transaction represents an endorsement of the success of CCC’s business, and our ongoing commitment to provide our customers with significant value.”

“CCC is the recognized leader in its market, with outstanding products and services and a strong management team,” said Christopher Stadler, Investcorp’s Head of Corporate Investments for North America. “We look forward to working with the CCC team, led by Githesh Ramamurthy, to continue to create value for CCC’s customers and to pursue the opportunities for growth we see in existing business lines and new products and customer solutions.”

CCC will continue to be headquartered in Chicago and led by the current management team, including Mr. Ramamurthy as CEO.

The merger agreement has been unanimously approved by the Board of Directors of CCC. In addition, CCC’s two largest stockholders have agreed to vote shares in favor of the transaction representing approximately 30% of the voting power of the Company’s outstanding shares. Specifically, White River Ventures, Inc. has agreed to vote a total of 4,751,735 shares of CCC Common Stock, and Capricorn Investors III, L.P. has agreed to vote its 51 shares of Series F Preferred Stock.

The transaction is expected to close during the fourth quarter of 2005, subject to various conditions, including approval of the transaction by CCC’s stockholders and the expiration of the applicable waiting period under the Hart-Scott-Rodino Act. The definitive agreement includes customary provisions permitting CCC’s board to receive and accept an alternative proposal if that proposal is more favorable to the Company’s stockholders and reasonably capable of being completed, subject to expense reimbursement and payment of a termination fee.

Credit Suisse First Boston LLC acted as financial advisor to CCC. Latham & Watkins LLP acted as legal advisor to CCC and Gibson Dunn & Crutcher LLP acted as legal advisor to Investcorp. O’Melveny & Myers LLP acted as legal advisor to Capricorn Investors II and III, L.P.

Important Additional Information Will be Filed with the SEC

CCC plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. Investors and stockholders are urged to read the Proxy Statement carefully when it becomes available because it will contain important information about CCC, the transaction and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by CCC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from CCC by contacting Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or by telephone at (877) 901-6134.

CCC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding CCC’s directors and executive officers is contained in CCC’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement, filed on Schedule 14A, dated April 22, 2005, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.

About CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC’s Web site at www.cccis.com.

About Investcorp

Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It was established in 1982 and has since completed transactions with an aggregate value of approximately $25 billion. Further information on Investcorp is available at www.investcorp.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company’s filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the prolonged sales and implementation cycles of some of the Company’s new products, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company’s obligations, the outcome of certain legal proceedings including court approval of class action litigation and negotiation of settlement documentation, and other factors. The Company cannot predict whether other existing cases relating to total loss valuations can be resolved on comparable terms or whether additional suits may be filed in the future. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.

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Contact Information:

For CCC:

Media Contact:

Michelle Hellyar

CCC Information Services

312-229-2830

Investor Contact:

Patrick Donoghue

CCC Information Services

312-229-2984

For Investcorp:

Todd Fogarty

Kekst and Company

212-521-4854

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